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                 EXHIBIT 23.1--CONSENT OF INDEPENDENT AUDITORS

  We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3, dated December 13, 1996) and related Prospectus of Plasma & Materials Technologies, Inc. for the registration of $86,250,000 of 7 1/8% Convertible Subordinated Notes Due 2001 and 5,516,470 shares of common stock and to the incorporation by reference therein of our report dated January 30, 1996, with respect to the financial statements and schedule of Plasma & Materials Technologies, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1995 and in its Proxy Statement dated September 11, 1996, filed with the Securities and Exchange Commission.

                                          /s/ Ernst & Young LLP

Woodland Hills, California
December 12, 1996